Exhibit 99

Superior Energy Services Elects Mr. Enoch Dawkins to Board of Directors

HARVEY, La.--(BUSINESS WIRE)--Aug. 11, 2003--Superior Energy Services, Inc. (NYSE: SPN) today announced the election of Mr. Enoch Dawkins to the Company's Board of Directors.

Mr. Dawkins has almost 40 years of experience in the energy industry. From 1991 until his retirement in March 2003, Mr. Dawkins served as President of Murphy Exploration and Production Company, a subsidiary of Murphy Oil. His career includes numerous management positions domestically and internationally with Ocean Drilling and Exploration, a company he joined in 1964.

With the election of Mr. Dawkins, Superior's Board now consists of seven members, four of which are independent. In addition to his election to the Board, Mr. Dawkins has been appointed to the Company's audit committee.

"Mr. Dawkins brings a wealth of industry experience to our Board," said Terry Hall, President and CEO of Superior Energy Services. "His leadership and business success will add value to our already strong roster of directors."

Mr. Dawkins is a member of the Louisiana Mid-Continent Oil and Gas Association and the National Ocean Industries Association. He currently serves on the board of directors of both organizations and serves as a member of the executive committee for the National Ocean Industries Association.

Mr. Dawkins graduated from Texas Tech University with a degree in petroleum engineering. In 2000, he was inducted into the Texas Tech Academy of Petroleum Engineers and in 2001 was named a "Distinguished Engineer" by his alma mater.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

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Contact:

     Superior Energy Services Inc., Harvey

     Terence Hall/Robert Taylor/Greg Rosenstein, 504-362-4321